Exhibit 23.1

CONSENT

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-50365) pertaining to the Bayou Steel Corporation 1991 Employees’ Stock Option Plan of our report dated December 19, 2003, with respect to the consolidated financial statements of Bayou Steel Corporation (the Company) included in the Company’s Form 10-K for the year ended September 30, 2003.

Ernst & Young LLP

New Orleans, Louisiana January 9, 2004 57